Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283802
PROSPECTUS SUPPLEMENT NO. 4, DATED MAY 23, 2025
TO THE PROSPECTUS, DATED FEBRUARY 7, 2025

11,200,000 Shares of Series L Redeemable Preferred Stock
4,800,000 Shares of Series M Redeemable Preferred Stock
(Liquidation Preference $25.00 per share)
This prospectus supplement no. 4 (this “Supplement”) is part of and should be read in conjunction with the prospectus of Ashford Hospitality Trust, Inc., dated February 7, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. When used in this Supplement, the terms “our Company,” “we,” “us,” or “our” refer to Ashford Hospitality Trust, Inc., a Maryland corporation, and, as the context may require, its consolidated subsidiaries, including Ashford Hospitality Limited Partnership, a Delaware limited partnership.
We have attached to this Supplement our current report on Form 8-K filed May 23, 2025. The attached information updates and supplements, and should be read together with, the Prospectus.
Investing in our securities involves risks. The Preferred Stock has no public trading market and has limited liquidity and may at times be illiquid. The Preferred Stock has not been rated and investors will be subject to the risks associated with investing in non-rated securities. See “Risk Factors” on page 19 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus, for information regarding risks associated with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 20, 2025

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1200
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriated box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 20, 2025, Mr. J. Robison Hays, III tendered his resignation from the Board of Directors (the “Board”) of Ashford Hospitality Trust, Inc. (the “Company”) to be effective as of that date. The resignation was not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.
On May 23, 2025, the Board appointed Mr. Stephen Zsigray, the Chief Executive Officer and President of the Company, as a member of the Board, effective immediately, to serve until the next annual meeting of stockholders of the Company and until his successor is duly elected and qualified. Mr. Zsigray will not serve on a Board committee. No additional compensation will be paid to Mr. Zsigray in connection with the performance of his additional duties as a member of the Board. Mr. Zsigray does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Biographical and other information regarding the compensation of Mr. Zsigray can be found in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 1, 2025 and such information is incorporated by reference into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHFORD HOSPITALITY TRUST, INC.

Dated: May 23, 2025	By:	/s/ Alex Rose
Alex Rose
Executive Vice President, General Counsel & Secretary